Exhibit 10.2

AMENDMENT TO THE
VIACOM EXCESS 401(K) PLAN FOR DESIGNATED SENIOR EXECUTIVES

1.    Effective as of March 13, 2017, Section 2.4 of the Plan is amended to read in its entirety as follows:

2.4    Committee. The term "Committee" means the Retirement Committee appointed hereunder. The Committee may act on its own behalf or through the actions of a duly authorized delegate or delegates.

2.    Effective as of March 13, 2017, Section 10.1 of the Plan is amended to read in its entirety as follows:

10.1    Committee. This Plan will be administered by the Committee as an unfunded plan that is not intended to meet the qualification requirements of Section 401(a) of the Code. The Committee shall consist of the Executive Vice President/Chief Administrative Officer, the Senior Vice President/Head of Compensation & Benefits and Deputy General Tax Counsel, and the Senior Vice President/Compensation and Benefits; provided, however, that the Executive Vice President/Chief Administrative Officer may add members and may remove members. If there is no employee holding such title, the person acting in that capacity or holding a successor title, as appropriate, shall serve in that position on the Committee (but if such person is already a member, he/she shall have only one vote).